Exhibit 10.1

Amendment to 2018 Equity Incentive Plan, dated August 15, 2018

The Wize Pharma, Inc. 2018 Equity Incentive Plan (the “Plan”) is hereby amended as follows:

Section 6.1 is hereby amended and restated to read as follows:

“6.1 Subject to the provisions of Section 11, the maximum aggregate number of Shares that may be issued under this Plan is 2,500,000 Shares. Such number of Shares will be increased on the first day of each Fiscal Year beginning with the 2019 Fiscal Year, by an amount equal to the lower of (i) 1,000,000 Shares, or (ii) 5% of the outstanding Shares on the last day of the immediately preceding Fiscal Year. Such number of Shares may be increased as determined by the Board, and to the extent required by Applicable Law, by the stockholders of the Company.”

Section 4(d) of Appendix B to the Plan is hereby amended and restated to read as follows:

“Maximum amount. Subject to the provision of Section 11 of the Plan, to the extent consistent with Section 422 of the Code, not more than an aggregate of 2,500,000 Shares may be issued as ISOs under the Plan, plus to the extent allowable under Section 422 of the Code, any Shares subject to ISOs that are forfeited. Such number of Shares will be increased on the first day of each Fiscal Year beginning with the 2019 Fiscal Year, by an amount equal to the lower of (i) 1,000,000 Shares, or (ii) 5% of the outstanding Shares on the last day of the immediately preceding Fiscal Year. Such number of Shares may be increased as determined by the Board, and to the extent required by Applicable Law, by the stockholders of the Company.”

All other terms and conditions of the Plan not otherwise modified hereby shall remain in full force and effect.